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                                                           Exhibit 99.A5W

MINNESOTA LIFE                      SPOUSE AND CHILD TERM LIFE INSURANCE POLICY

Minnesota Life Insurance Comapny . 400 Robert Street North . St. Paul, Minnesota 55101-2098

GENERAL INFORMATION

This rider amends the group policy to which it is attached, and is subject to every term, condition, exclusion, limitation, and provision of the group policy unless otherwise expressly provided for herein.

WHAT DOES THIS RIDER PROVIDE?

This rider provides term life insurance on the lives of the primary insured's eligible spouse and children. To obtain coverage under this rider, the primary insured must apply for spouse and child coverage and pay an additional monthly charge.

WHAT MEMBERS OF THE PRIMARY INSURED'S FAMILY ARE ELIGIBLE FOR COVERAGE?

The following members of the primary insured's family are eligible for coverage under this rider:

(1) the primary insured's lawful spouse who is not legally separated from the primary insured, and who is not eligible for insurance as an employee under the policy to which this rider is attached; and

(2) the primary insured's unmarried child or children, stepchildren, and legally adopted children, who are living at home, are between the ages of 14 days and 23 years, and who are dependent on the primary insured for financial support.

Any child who, subsequent to the effective date of the primary insured's certificate supplement for Spouse and Child Term Life Insurance, meets the requirements of this provision will become insured on the date he or she so qualifies.

DEATH BENEFIT

WHAT IS THE AMOUNT OF LIFE INSURANCE ON EACH INSURED FAMILY MEMBER?

The amount of life insurance on each insured family member is shown on the specifications page attached to the group policy.

WHEN WILL THE DEATH BENEFIT BE PAID?

We will pay the death benefit upon receipt at our home office of written proof satisfactory to us that a spouse or child insured under this rider has died. All payments made by us are payable from our home office.

TO WHOM WILL WE PAY THE PROCEEDS?

All proceeds payable under this rider will be paid to the primary insured.

MHC-96-18703
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ADDITIONAL INFORMATION

WHEN DOES INSURANCE ON THE PRIMARY INSURED'S ELIGIBLE SPOUSE AND CHILDREN BECOME EFFECTIVE?

Insurance on the primary insured's eligible spouse and children becomes effective when the primary insured's completed application for spouse and child coverage is approved by us; however, in no event will insurance on the primary insured's eligible spouse and children be effective before the primary insured's insurance under the group policy is effective.

WHAT IS THE MONTHLY COST TO THE PRIMARY INSURED FOR INSURANCE UNDER THIS RIDER?

The monthly cost to the primary insured for insurance under this rider is shown on the specifications page attached to the group policy.

WHEN WILL THE PRIMARY INSURED'S ACCOUNT BE CHARGED?

On the first day of each certificate month, the monthly cost for insurance under this rider will be charged to the primary insured's account.

WHEN DOES INSURANCE ON AN ELIGIBLE SPOUSE OR CHILD TERMINATE?

Insurance on the life of a spouse or child insured under this rider will terminate on the earliest of:

(1) the date the primary insured requests that insurance on his or her eligible spouse and children be terminated;

(2) the date the spouse or child is no longer eligible for insurance under this rider;

(3) the date the primary insured is no longer insured under the group policy.


WILL ACCOUNT VALUES ACCUMULATE FOR AN INSURED SPOUSE OR CHILD?

No. The insurance on an insured spouse or child will not accumulate account values.



Secretary                    President

MHC-96-18703                                                  Minnesota Life 1